SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On June 27, 2001, a Special Meeting of Shareholders of the Atalanta/Sosnoff Fund, the Atalanta/Sosnoff Focus Fund, the Atalanta/Sosnoff Value Fund and the Atalanta/Sosnoff Balanced Fund (the "Funds") was held for the purpose of approving or disapproving a new investment advisory agreement with Atalanta/Sosnoff Capital Corporation (Delaware). At the Meeting, 77.3% of the shares of the Atalanta/Sosnoff Fund, 86.1% of the shares of the Atalanta/Sosnoff Focus Fund, 84.0% of the shares of the Atalanta/Sosnoff Value Fund, and 99.6% of the shares of the Atalanta/Sosnoff Balanced Fund were present in person or by proxy and entitled to vote at the Meeting.

     The shareholders of each Fund approved the new investment advisory agreement by a vote as follows:

Atalanta/Sosnoff Fund
---------------------
         For Approval:              1,165,781.162
         Against Approval:             61,052.383
         Abstaining:                        0.000

Atalanta/Sosnoff Focus Fund
---------------------------
         For Approval:                230,516.026
         Against Approval:                  0.000
         Abstaining:                        0.000

Atalanta/Sosnoff Value Fund
---------------------------
         For Approval:                224,873.296
         Against Approval:                  0.000
         Abstaining:                        0.000

Atalanta/Sosnoff Balanced Fund
------------------------------
         For Approval:                233,634.415
         Against Approval:                  0.000
         Abstaining:                        0.000